Exhibit 99.1

BioSig Technologies, Inc. Issues Shareholder Letter with Corporate Update on Recent Achievements

●	To date, Company's FDA 510(k) cleared PURE EP™ system has completed over 2,200 patient cases with 75 physicians at 17 hospitals across the United States

●	The Company adds new executives to accelerate sustained commercial momentum developing a national installed base of the PURE EP systems

Westport, CT, May 11, 2022 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”), a medical technology company advancing electrophysiology workflow by delivering greater intracardiac signal fidelity through its proprietary signal processing platform, today issued a Letter to Shareholders providing highlights on the Company's recent developments and updates.

Recent Company highlights include:

●	The growth of its PURE EP™ System from its first-in-human surgical procedures in 2019 to completing over 2,200 patient cases with 75 physicians at 17 hospitals across the United States.

●	BioSig strengthened its management with a new commercialization team led by industry veteran Gray Fleming, Chief Commercial Officer, who spent 18 years with St. Jude Medical.

●	The rollout of a two-phase approach for purchase, lease, or rental options for PURE EP and a new go-to-market strategy for commercialization.

●	Launch of its new NOVA-5 software at the Heart Rhythm Society Convention on April 29, 2022. NOVA-5 offers greater customization and smarter workflows with the aim of further driving clinical adoption.

●

Recapped the successful completion of its first blinded clinical trial in 2021 and published those results in a leading peer-reviewed journal. Titled “Evaluation of a novel cardiac signal processing system for electrophysiology procedures: The PURE EP 2.0 study,” the study was conducted at three leading medical centers across the United States: St. David's Medical Center (TCAI), Mayo Clinic, and Massachusetts General Hospital.

●

A snapshot into Biosig's financing included no debt and positioning in a global electrophysiology device market which, according to Grand View Research, could reach $12.2 billion by 2026 and expand at a growth rate of approximately 12%.

“We have made great strides on multiple fronts and felt it was an important time to communicate to our shareholders the strength of our business and the initiatives we are executing that have served as the foundation for our growth trajectory,” said Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc. “We strongly believe in the value of our technology and are now supported with both peer-reviewed clinical data and third-party economic data, proving the value of what we have built. We are eager to continue working on our new commercialization strategy, seeing the impact of our new NOVA-5 software has, and all our initiatives we are undertaking to drive shareholder value and expand PURE EP.”

To view the Company's Shareholder Letter in its entirety, please visit: Presentations :: BioSig Technologies, Inc. (BSGM).

The PURE EP™ is an FDA 510(k) cleared non-invasive class II device that aims to drive procedural efficiency and efficacy in cardiac electrophysiology. To date, 75 physicians have completed more than 2,200 patient cases with the PURE EP™ System.

Clinical data acquired by the PURE EP™ System in a multi-center study at Texas Cardiac Arrhythmia Institute at St. David's Medical Center, Mayo Clinic Jacksonville, and Massachusetts General Hospital was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP™ signals over conventional sources.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company's first product, PURE EP™ System, is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social, and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133